UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2015 (August 4, 2015)

TRIBUNE MEDIA COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08572	36-1880355
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

435 North Michigan Avenue, Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 994-9300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 4, 2015, Steven Berns, Executive Vice President, Chief Financial Officer of Tribune Media Company (the “Company”), tendered his resignation effective at the close of business August 11, 2015. Mr. Berns will remain at the Company for an additional brief period to facilitate a transition of responsibilities, after which he will assume the chief financial officer role at another public company. The Company has commenced a search for a successor to Mr. Berns.

Effective August 12, 2015, Chandler Bigelow, Executive Vice President, Chief Business Strategies and Operations Officer of the Company, will commence serving as the Interim Chief Financial Officer and is expected to serve in such capacity until a successor for Mr. Berns is appointed. Mr. Bigelow served as our Executive Vice President, Chief Financial Officer from April 2008 to July 2013, overseeing all corporate finance functions, including financial reporting, tax, audit and treasury. Prior to that, he served as Vice President, Treasurer with responsibility for our financing activities, cash management, short-term and retirement fund investments and risk-management programs beginning in 2003.

Mr. Bigelow has no family relationships with any director or executive officer of the Company and has not been involved in any related person transactions that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2015	Tribune Media Company

	By:	/s/ Edward P. Lazarus
Edward P. Lazarus
Executive Vice President, General Counsel and Corporate Secretary